Exhibit 10.2

STAPLES, INC.

Amended and Restated
Supplemental Executive Retirement Plan

(as amended through June 7, 2010)

WHEREAS, Staples, Inc. (the “Company”) heretofore adopted the Staples, Inc. Supplemental Executive Retirement Plan (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the Company desires to amend the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code);

NOW, THEREFORE, effective January 1, 2008, the Plan is amended and restated to comply with Section 409A of the Code, with the Plan being operated in good faith compliance with Code Section 409A for the period January 1, 2005 to December 31, 2007.

Section 1.  Purpose of Plan

The purpose of the Plan is to permit certain executives of the Company to elect to defer receipt of a portion of their annual compensation in supplement to their pre-tax contributions made to the Staples, Inc. Employees’ 401(k) Savings Plan (the “401(k) Plan”).

The Plan is intended to qualify as an unfunded, deferred compensation plan for a select group of management or highly compensated employees under ERISA.

The obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any employee, shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan.  Rather, any employee participating in the Plan shall have the status of a general unsecured creditor of the Company.  It is the intention of the parties hereunder that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company shall be the sole owner and beneficiary of any account provided for herein below and any property used to measure such account shall remain the sole and exclusive property of the Company.

Section 2.  Definitions

2.1                               “Administrator” means the Committee on Employee Benefit Plans as described in Section 15.

2.2                               “Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 12.

2.3                               “Board” means the board of directors of the Company.

2.4                               “Change in Control” means a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A of the Code).

2.5                               “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6                               “Company” means Staples, Inc.

2.7                               “Compensation” means the annual compensation paid to a Participant in cash by the Company for the calendar year (after any requisite tax withholding and payroll deductions), including base pay, other regular earnings, overtime, shift differentials, commissions, any amounts deferred under a salary reduction agreement pursuant to the 401(k) Plan or under a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by the Company, but exclusive of payments from the Executive Officer Incentive Plan, the Key Management Bonus Plan, the Retail Management Bonus Plan and the Long Term Cash Incentive Plan or any other bonus payments, severance pay, expense reimbursements, awards, any moving expenses paid by the Company, car allowance, taxable fringe benefits, group term life insurance over $50,000, expatriate compensation, exercised stock options and short and long-term disability paid by a third party.

2.8                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.9                               “401(k) Plan” means the Staples, Inc. Employees’ 401(k) Savings Plan, as amended from time to time.

2.10                        “Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 2.

2.11                        “Plan” means the Staples, Inc. Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

2.12                        “Plan Year” means the calendar year.

Section 3.  Eligible Employees

The employees eligible to participate in the Plan shall be those individuals who qualify under the criteria set forth on Schedule A and who have both attained age twenty-one (21) and completed “six (6) Months of Service” (as defined, for purposes of eligibility to participate, under the 401(k) Plan, the terms of which are incorporated herein by this reference).

Section 4.  Election to Defer Compensation

An eligible employee may begin participating in the Plan, as of the first day of the calendar quarter (October 1, January 1, April 1 or July 1, the “entry date”) coinciding with or next following the date on which the eligibility requirements (set forth under Section 3) are first satisfied, by making a deferral election during the thirty (30) day period immediately preceding such entry date.  Any such deferral election shall be made in accordance with the provision of Section 409A of the Code and shall apply only to Compensation earned after the applicable entry date. In this regard, a Participant may elect to defer one percent (1%) to one hundred percent (100%) of his Compensation, less any requisite tax withholding and payroll deductions, for the balance of the Plan Year.  Any election so made shall be binding for each following Plan Year, provided that it may be revised or revoked on or before December 31 for any subsequent Plan Year, or such earlier date as the Administrator may specify.

A Participant may elect to defer a specified percentage (from one percent (1%) to one hundred percent (100%)) of any payments from the Executive Officer Incentive Plan, the Key Management Bonus Plan and the Retail Management Bonus Plan (which are intended to qualify as “performance-based compensation” within the meaning of Section 409(A) of the Code) to be paid on behalf of the Participant for a fiscal year by filing an election with the Administrator (pursuant to Section 5) on or prior to the last day of the sixth month of such fiscal year.

A Participant may elect to defer a specified percentage (from one percent (1%) to one hundred percent (100%)) of any payments from the Long Term Cash Incentive Plan, which are intended to qualify as “performance-based compensation” within the meaning of Section 409A of the Code, to be paid on behalf of the Participant upon the conclusion of a three (3) fiscal year period, by filing an election with the Administrator (pursuant to Section 5) on or prior to the last day of the sixth month of the first fiscal year of the three (3) fiscal year period.

An otherwise eligible employee who fails to begin participating in the Plan as of the first possible entry date may not begin participating until the first day of any following Plan Year.

Section 5.  Accounts

Each Participant may elect to establish a separate “in-service withdrawal account” for each year of participation, such account to be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan which the Participant has elected to be credited into such account, and (b) the allocation of any hypothetical investment experience. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Compensation deferred by the Participant, under the Plan which the Participant has not elected to be credited to the “in-service withdrawal account” and any Company contributions made on his behalf under the Plan and (b) the allocation of any hypothetical investment experience.  Each Participant’s account hereunder shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

Section 6.  Manner of Election

Any election(s) made by a Participant pursuant to this Plan shall be made at the time(s) and in the manner as the Administrator shall from time to time prescribe.

Section 7.  Company Contributions

Each year, the Company shall contribute to the Plan on behalf of each Participant, a matching contribution equal to one hundred percent (100%) of the first four percent (4%) of the Participant’s Compensation (excluding any bonuses) deferred under the Plan, and with respect to any bonus payments from the Executive Officer Incentive Plan, Key Management Bonus Plan and the Retail Management Bonus Plan deferred under the Plan for the fiscal year, a matching contribution in an amount equal to one hundred percent (100%) of the first four percent (4%) of any such bonuses deferred.

The Company reserves the right to make a supplemental matching contribution for any Participant at the end of the year to ensure the full matching contribution is received.

In addition to the matching contribution described above, for any Plan Year, the Company may elect to allocate an additional discretionary contribution to the account of any Participant, or any group of Participants, as selected by the Board, in any amount and manner as determined by the Board.

Section 8.  Investment of Accounts

The Administrator, in its discretion, may from time to time designate one or more investment media in which the portion of a Participant’s account representing his deferrals shall be hypothetically invested.  The Administrator shall provide the Participant the opportunity to determine how such portion of the Participant’s account shall be deemed to be hypothetically invested from among the available investment options, and may permit changes in those investment directions at whatever frequency it deems appropriate and within whatever limitations are applicable to any investment option.  As of January 1, 2008, a Participant may also direct the hypothetical investment of the portion of his account attributable to any Company contributions made on his behalf, after September 30, 2004.  If a Participant makes an investment selection, the Administrator may follow such investment selection but shall not be legally bound to do so.

Any Company contributions made on behalf of a Participant beginning October 1, 2004 through December 31, 2007 were hypothetically invested in insurance contracts designated by the Administrator. Such rate of interest for each calendar year was the insurer’s declared crediting rate on such insurance policies, as of December 1 of the preceding year, plus 125 basis points, with the rate being rounded to the nearest one tenth of a percent.

The portion, if any, of a Participant’s account derived from Company matching contributions made prior to October 1, 2004 shall be credited with gains and losses as if it had been invested in Staples, Inc. common stock, provided however, that a Participant shall have the same investment diversification rights (except with respect to the available investment options), as exist under the 401(k) Plan.

Beginning with the Plan Year 2011, the portion of any Participant’s account that is hypothetically invested in an insurance contract’s fixed account shall be credited with a rate of interest announced by the Administrator at the beginning of the Plan Year.  The Administrator shall choose the rate that is the higher of (1) the insurance carrier’s fixed account crediting rate at the beginning of the Plan Year; or (2) the Internal Revenue Service’s mid-term Applicable Federal Rate (AFR) for January 1 of the Plan Year, compounded annually.

Section 9.  Vested Status of a Participant’s Account

A Participant shall at all times have a nonforfeitable (“vested”) right to the fair market value of any in-service withdrawal account(s) established under Section 5.

Subject to the following provisions of this Section, if a Participant separates from service with the Company (within the meaning of Section 409A of the Code) for any reason on or after his Normal Retirement Age (within the meaning of the 401(k) Plan), or prior to that date as a result of the Participant’s “disability”, or as a result of the Participant’s death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s retirement account.  For this purpose, a Participant shall be considered “disabled” if he is determined to be “permanently and totally disabled” by the Social Security Administration.

Except as otherwise provided herein below, if a Participant separates from service with the Company for any other reason other than Normal Retirement, death, or disability, such Participant shall be entitled to receive the vested value of his retirement account.  For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his retirement account derived from any Compensation deferred pursuant to Section 4.  However, with respect to any Company matching contributions made on the Participant’s behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his retirement account as follows:

Years of Service	Vested Percentage
Less than 1 year	0%

1 year but less than 2 years	20%

2 years but less than 3 years	40%

3 years but less than 4 years	60%

4 years but less than 5 years	80%

5 years or more	100%

For this purpose, a Participant shall be credited with Year(s) of Service in accordance with the terms of the 401(k) Plan as then in effect (as it pertains to vesting purposes).  Provided, however, that any member of the Company’s board of directors who is not an employee of the Company, who subsequently becomes an eligible employee and then a Participant, shall be credited with any prior service as a director in determining said Participant’s Year(s) of Service.

With respect to any additional discretionary contributions made on the Participant’s behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his retirement account in accordance with the vesting schedule established by the Administrator at the time such additional discretionary contribution is made by the Company.

The nonvested portion of a Participant’s retirement account, as determined above, shall be forfeited as of the Participant’s separation from service.  If any contributions have been made to a trust with respect to such account, the forfeited portion shall remain in such trust and be used to fund future contributions by the Company and/or used to pay Plan administrative expenses

Section 10.  Payment of a Participant’s Account

Each Participant may also elect, on the election form used to make his or her initial deferral election hereunder, or through such other method acceptable to the Administrator, either of the following modes of distribution for his retirement account:

(a)          a single lump sum payment; or

(b)         annual installments over a period of up to fifteen (15) years, the amount of each installment to equal the balance of the Participant’s vested retirement account as of the date of the distribution divided by the number of installments remaining to be paid.  Each subsequent installment shall be made in the calendar month containing the one (1) year anniversary of the prior payment.   Such installment election however, shall be given effect only if the Participant separates from service after having both attained age fifty-five (55) and completed five (5) years of service (as measured from date of hire and each anniversary date, without regard to hours).

If a Participant does not otherwise have a valid distribution election on file, or if the balance of the Participant’s retirement account does not exceed the amount in effect for the applicable year under Code

Section 402(g)(1)(B) as of the date of the Participant’s separation from service, the Participant’s vested retirement account shall be distributed in a lump sum payment.

Any Participant, who on or before December 31, 2003 elected annual cash installments over a period not exceeding five (5) years, shall retain the right to have his vested retirement account distributed in the manner so elected, without regard to age or service.

Upon a Participant’s separation from service with the Company (within the meaning of Section 409A of the Code), distribution of the Participant’s vested retirement account shall normally be made or commence in the calendar month following the month in which the separation from service occurs; provided, however, that, to the extent permitted under Section 409A of the Code, in the event that it is not administratively feasible to have payment made at that time, distribution can be made at a later date within the same calendar year; and provided further that, if the Company is subject to the provisions of Section 409A(2)(B)(i) of the Code, and if the Participant is a “specified employee” of the Company (as determined under said Section 409A), distribution shall be made or commence in the seventh (7th) calendar month following the month in which the separation from service occurs; provided, however, that, to the extent permitted under Section 409A of the Code, in the event that it is not administratively feasible to have payment made at that time, distribution can be made at a later date within the same calendar year. For purposes of identifying a “specified employee,” the definition of compensation under Section 1.415(c)-2(d)(2) of the Income Tax Regulations shall apply, the specified employee identification date shall be December 31, and the specified employee effective date shall be the first day of the fourth month following such identification date.

Subject to the following provisions of this Section, a Participant may elect to change the mode of distribution for his retirement account, subject to the following conditions: (i) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) the payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commenced; and (iii) in the event of an installment election, the election shall be given effect only if the Participant separates from service after having both attained age fifty-five (55) and completed five (5) years of service (as measured from the Participant’s date of hire and each anniversary date, without regard to hours).

Subject to the following provisions of this Section, any “in-service” withdrawal account(s) established for a Participant under Section 5 shall be distributed in a lump sum payment on the date designated by the Participant as part of his annual deferral election with respect to which the in-service withdrawal account was established under the Plan, which date may not be earlier than five years following the year of the deferral election. However, a Participant may elect to extend any in-service withdrawal date for a period of not less than 5 years; provided such election was made at least 12 months prior to the date on which the payment would otherwise have been made.

Provided, however, that a Participant shall be permitted to make withdrawal and/or distribution elections in 2006 and 2007 subject to the provisions of IRS Notice 2006-79 and withdrawal and/or distribution elections in 2008 subject to the provisions of IRS Notice 2007-86 or any subsequent guidance.

Notwithstanding the foregoing provisions of this Section 10, if distribution of a Participant’s vested retirement account is to be made or commence prior to the selected distribution date of any in-service withdrawal account, any remaining in-service withdrawal account(s) shall be distributed at the same time and in the same manner as the Participant’s retirement account.

Section 11.  Death Benefit

In the event of the death of a Participant while in the employ of the Company or any “affiliate” thereof, vesting in the Participant’s retirement account shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 9, with the fair market value of the Participant’s retirement account, (and any outstanding in-service withdrawal account(s)), being distributed to the Participant’s Beneficiary in a lump-sum cash payment. In the event of the death of a Participant after termination of employment, but prior to the complete distribution of his vested account under the Plan, the balance of the Participant’s vested retirement account (and any remaining in-service withdrawal account(s)) shall be distributed to the Participant’s Beneficiary in a lump-sum payment.

Any such lump sum death benefit shall be distributed in the calendar month following the calendar month of the Participants death; provided, however, that, to the extent permitted under Section 409A of the Code, in the event that it is not administratively feasible to have payment made at that time, distribution can be made at a later date within the same calendar year.

Section 12.  Beneficiary Designation

A Participant’s Beneficiary hereunder shall be the same person or persons designated by the Participant under the 401(k) Plan unless a separate Beneficiary designation has been established under the Plan in the manner prescribed by the Administrator.

In the absence of any such designation, or if no designated Beneficiary survives the Participant, any amounts payable following the Participant’s death shall be paid to the Participant’s surviving spouse, or if none, to the Participant’s estate.

Section 13.  Domestic Relations Orders

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s vested account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the close of the Plan Year in which the order was received by the Administrator or, if later, following the close of the Plan Year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

Section 14.  Distribution in the event of Unforeseeable Emergency

In the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code), a Participant may, by filing a written election with the Administrator, elect to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s vested retirement account or (ii) the amount necessary to satisfy the unforeseeable emergency, subject to ordinary income tax withholding.

Section 15.  Administration

The Committee on Employee Benefit Plans, as constituted pursuant to the terms of the 401(k) Plan (the “Administrator”), shall have the general authority to control and manage the operation and administration of the Plan.  In connection herewith, the Administrator shall also have the following powers and duties:  (1) to adopt rules and regulations necessary for the performance of its duties under the Plan; (2) to construe the Plan and to decide all questions arising under the Plan; (3) to act for the Company in connection with any administrative or judicial proceeding affecting the Plan; (4) to employ, subject to the requirements of the financial officers of the Company, persons to render accounting, actuarial, legal, investment or insurance advice and to rely on such advice; (5) to determine the eligibility of Participants to receive benefits and the amount of benefits to which any Participant or Beneficiary may be entitled under the Plan and to enforce the claims procedure set forth in Section 16; and (6) such other responsibilities as are provided for under the terms of this Plan.

In connection with the administration of the Plan, any two of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President — Human Resources of Staples, Inc., acting jointly, by and on behalf of the Company, are hereby authorized:

(1)                            to negotiate, fix and vary the terms of, and to execute and deliver, contracts, agreements, indentures, trusts, assignments, concessions, licenses, options, and all other similar instruments;

(2)                            to appoint trustees and to engage any agents or contractors, including banks, insurance brokers, and attorneys;

(3)                            to amend or terminate the Plan;

(4)                            to otherwise do all acts and things necessary or suitable in connection with the exercise of any of the aforementioned powers;

provided, however, that no such authorization shall extend to any implementation, amendment, approval, or modification of the Plan which is reserved to the Board or stockholders of the Company by the Plan, statute, rule or regulation, including without limitation, rules promulgated under Section 16 of the Securities and Exchange Act of 1934.

Section 16.  Claims Procedure

(a)                            Application for Benefits.  The Administrator shall furnish to each Participant information about the benefits to which he or she is entitled under the Plan.  The Administrator may require any person claiming benefits under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

(b)                           Action on Application.  Within ninety (90) days after receipt of an application and all necessary documents and information, the Administrator shall furnish the claimant with a written notice of its decision.  If the Administrator denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan’s claim review procedure.

If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant written notice of the extension before the end of the initial ninety (90)-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.  The notice shall explain the circumstances requiring an extension of time and the date by which the Administrator expects to render a decision.

(c)                            Claim Review.  The claimant who does not agree with the decision rendered on his application may request that the Administrator review the decision.  The request must be made within sixty (60) days after the claimant receives the decision, or if the application has neither been approved nor denied within the ninety (90)-day period specified in subsection (b), then the request must be made within sixty (60) days after expiration of the ninety (90)-day period.

Each request for review must be in writing and addressed to the Administrator.  Concurrently with filing the request for review, or within the sixty (60) days request period, the claimant may submit in writing to the Administrator a statement of the issues raised by his appeal and supporting arguments and comments.

During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Administrator.  However, under no circumstance shall the Administrator be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential.

Where the Administrator believes that the issues raised by the claimant’s appeal may be more efficiently or fairly processed by taking testimony of the claimant or others, it shall set the matter for oral hearing and give the claimant reasonable notice of the time and place.  Whether or not an oral hearing is scheduled, the Administrator shall proceed promptly to resolve all issues raised by the claimant’s appeal and shall render a written decision on the merits, with a statement of the reasons and references to the pertinent supporting provisions of the Plan, within sixty (60) days following receipt of the claimant’s request for review.

If special circumstances require an extension of time, the Administrator shall render a decision as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.  If an extension is required, the Administrator shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

Section 17.  Securing Payment of Plan Benefits

The Plan shall be operated at all times as an unfunded plan as required under ERISA.  However, the Company reserves the right to take reasonable steps to secure the payment of Plan benefits to the greatest extent possible without compromising the unfunded status of the Plan.  Those steps may include, but is not limited to, the establishment of an irrevocable nonqualified grantor trust (within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code).

Section 18.  Amendment

The Company, by resolution of the Board, shall have the right to amend, suspend or terminate the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that, subject to the provisions of Section 15, any two of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President — Human Resources of Staples, Inc., acting jointly, by and on behalf of the Company shall have such right. Provided however, that any termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of Section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

Section 19.  No Liability

No member of the Board or of the committee serving as the Administrator, and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of the Administrator or a director, officer or employee of the Company.

Section 20.  No Assignment

Except as otherwise provided herein, a Participant’s right to the amount credited to his or her account(s) under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.  Provided, however, that the Company shall have the unrestricted right to set off against or recover out of any payments or benefits becoming payable to or for the benefit of a Participant, at the time such payments or benefits otherwise become payable hereunder, any amounts owed or owing to the Company by such Participant.

Section 21.  Successors and Assigns

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

Section 22.  No Contract of Employment

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

Section 23.  Termination of Plan Upon Change in Control

The Company may elect to terminate the Plan within thirty (30) days preceding or the twelve (12) months following a Change in Control, subject to the provisions of Section 409A of the Code).  For this purpose, the Plan shall be treated as terminated only if substantially similar arrangements sponsored by the Company are terminated, so that all Participants in the Plan and all participants under substantially similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

Section 24.  Governing Law

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions of any jurisdiction.

SCHEDULE A

Any employee at Grade Level of 41 and above, except as otherwise specified by the Board.  However, as of September 1, 2009, any participating employee or any employee who at the time of a grade level change to an ineligible grade is participating in the Plan shall remain an eligible participant until such time as they terminate employment with the Company.